[EXHIBIT (a)(1)]
[IXIA LOGO]
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK FOR NEW STOCK OPTION GRANTS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
ON AUGUST 5, 2008 AT 9:00 P.M., PACIFIC TIME,
UNLESS THE OFFER IS EXTENDED

     Ixia is offering to employees of Ixia or its subsidiaries the right to exchange all unexercised options to purchase shares of its Common Stock that were granted under the Ixia Amended and Restated 1997 Equity Incentive Plan (the “1997 Plan”) and that have an exercise price greater than $9.00 per share for new stock options to purchase fewer shares with a new exercise price, vesting schedule and term (the “option exchange program”). The new options will be granted under the Ixia 2008 Equity Incentive Plan, as amended (the “2008 Plan”). Members of our Board of Directors, executive officers, consultants and former employees, as well as employees in Romania who only hold options that have an exercise price per share less than $10.16, are not eligible to participate in the option exchange program.
     At our 2008 Annual Meeting of Shareholders held on May 28, 2008, our shareholders approved the option exchange program. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying Election to Participate. Under the option exchange program, employees may choose to participate in the option exchange program and to surrender existing stock options (the “old options”) that have a per share exercise price that exceeds $9.00 and receive, in return, a new grant of options (the “new options”) to purchase a lesser number of shares at the current stock price on the grant date of the new options. The old options will be cancelled and the new options will be granted on a date (the “new grant date”) that will be determined by the Compensation Committee of our Board of Directors and that is expected to be within seven calendar days following the expiration of this offer to exchange. The offer expires on August 5, 2008 at 9:00 p.m., Pacific Time, unless the offer is extended. The period beginning on July 8, 2008 and ending upon expiration of the offer is referred to as the “election period.” The option exchange program is not conditioned upon a minimum number of old options being surrendered for exchange. An employee cannot elect to cancel and exchange only a portion of a particular outstanding unexercised option grant.
     The terms of the option exchange program are described in greater detail in this offer to exchange document. We urge you to read it and the related documents carefully and in their entirety. This option exchange program is subject to the terms and conditions described in these documents.
     If you choose not to exchange your old options, then your old options will remain outstanding and they will retain their current exercise price, vesting schedule and expiration term.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OPTION EXCHANGE PROGRAM, NEITHER IXIA NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS. THIS OFFER DOES NOT CONSTITUTE INVESTMENT ADVICE, NOR SHOULD IT BE CONSTRUED AS SUCH. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR OPTIONS.
     Shares of our Common Stock are quoted on the Nasdaq Global Select Market under the symbol “XXIA.” On July 7, 2008, the closing sales price of our Common Stock as reported on the Nasdaq Global Select Market was $6.75 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR OLD OPTIONS.
     YOU SHOULD DIRECT QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM OR REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO EXCHANGE OR THE ELECTION TO PARTICIPATE TO KAROLYN FLESHER, IXIA STOCK PLAN ADMINISTRATOR, BY EMAIL AT kflesher@ixiacom.com. YOU MAY ALSO ACCESS VARIOUS DOCUMENTS RELATING TO THE OPTION EXCHANGE PROGRAM AT OUR INTERNAL WEBSITE AT http://sharepoint/Finance/default.aspx.

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SUMMARY TERM SHEET
     This section answers some of the questions that you may have about the option exchange program. However, it is only a summary, and you should carefully read the remainder of this offer to exchange and the accompanying Election to Participate form because the information in this summary is not complete and because there is additional important information in the remainder of this offer to exchange and the Election to Participate form.

No .	Question	Page
29.	HOW MANY NEW OPTION SHARES WILL I RECEIVE?	10
30.	WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?	11
31.	IF THE EXERCISE PRICE OF THE NEW OPTIONS IS HIGHER THAN IT WAS ON MY CANCELLED OLD OPTIONS, CAN I REVERT TO MY ORIGINAL GRANT WITH ITS ORIGINAL EXERCISE PRICE?	11
32.	WHAT WILL THE VESTING SCHEDULE OF THE NEW OPTIONS BE?	12
33.	WHY ARE THERE ADDITIONAL VESTING REQUIREMENTS ON THE NEW OPTIONS WHEN I HAVE ALREADY HELD MANY OF MY OLD OPTIONS THROUGH THE REQUIRED PERIODS?	13
34.	WHAT WILL THE TERMS AND CONDITIONS OF THE NEW OPTIONS BE?	13
35.	WHEN WILL I SEE THE NEW OPTIONS AT E*TRADE OPTIONSLINK?	13
36.	AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF I AGAIN END UP “UNDERWATER”? IS IT LIKELY THAT AN OFFER SIMILAR TO THIS ONE WILL BE MADE IN THE FUTURE?	13
GENERAL QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM
1. WHAT IS A STOCK OPTION?
     A stock option is the right to purchase shares of stock at a specified price, regardless of the actual market price of the stock at the time the option is exercised. Typically, the specified purchase, or “exercise,” price is the market price of a share of our Common Stock on the date the option is granted. Due to subsequent stock price fluctuations, at any given time following the grant of the option, the prevailing market price of the stock may be greater than, equal to or less than, the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an “in-the-money” option), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at less than its prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” or an “underwater” option) generally would not exercise the stock option. The options eligible for exchange under this program currently are, and have for some time been, “out-of-the-money,” because eligible options have an exercise price per share greater than $9.00, and the closing sales price of a share of our Common Stock on July 7, 2008 was $6.75.
2. WHAT IS THE OPTION EXCHANGE PROGRAM?
     We are offering to our employees the right to exchange some or all of the outstanding unexercised old options to purchase shares of our Common Stock that they currently hold and that have an exercise price per share greater than $9.00 for new options to purchase fewer shares with a new exercise price, vesting schedule and term. The new options are expected to be granted on the date of a meeting of the Compensation Committee of our Board of Directors held as soon as practicable following the conclusion of this offer. We refer to this date, which is expected to be within seven days following the expiration of this offer, as the “new grant date.” We currently anticipate that the new grant date will be on or about August 7, 2008, unless this offer is extended.

3. WHY IS IXIA IMPLEMENTING THE OPTION EXCHANGE PROGRAM?
     We are implementing the option exchange program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. As a result, these options no longer provide the same employee incentives as when they were granted. In addition, the number of unexercised options has grown to an undesirable level. As of July 7, 2008, approximately 91.2% of outstanding stock options under the 1997 Plan had exercise prices higher than our then current stock price of $6.75, of which approximately 74.2% had exercise prices greater than $9.00 per share. Although these “underwater” stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, unless they are cancelled, the options will remain on our books with the potential to dilute our shareholders’ interests for up to ten years from the grant date. We are offering this program to allow our employees to choose whether to keep their current old options at their current exercise prices, or to cancel those options (if eligible) in exchange for new options to purchase shares at a new price.
     Since stock options are a key long-term incentive in our total compensation strategy, the option exchange program is designed to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value. We hope the option exchange program will create better performance incentives for our employees and increase the value of our Common Stock for shareholders. However, this cannot be guaranteed in light of the risks of a volatile and unpredictable stock market.
4. WHO IS ELIGIBLE TO PARTICIPATE?
     All employees of Ixia or its subsidiaries who hold stock options under the 1997 Plan with an exercise price per share greater than $9.00 are eligible to participate in the option exchange program. Members of our Board of Directors, executive officers, consultants and former employees, as well as employees in Romania who only hold options that have an exercise price per share less than $10.16, are not eligible to participate in the option exchange program. See Section 1 (NEW OPTIONS; EXPIRATION DATE).
5. ARE EMPLOYEES LOCATED OUTSIDE OF THE UNITED STATES ELIGIBLE TO PARTICIPATE?
     Generally, yes; employees located outside of the United States are eligible to participate in the option exchange program. However, due to timing, cost and related considerations arising out of securities restrictions in Romania, employees in Romania who only hold stock options under the 1997 Plan with an exercise price less than $10.16 per share are not eligible to participate in the option exchange program. For example, an employee in Romania who has separate outstanding unexercised option grants having exercise prices of $9.20 per share and $11.00 per share can tender all options for exchange, but an employee in Romania who has only an outstanding unexercised option grant having an exercise price of $9.20 per share is not eligible to participate in the option exchange program. Please be sure to read Section 14 (MATERIAL INCOME TAX CONSEQUENCES AND CERTAIN OTHER CONSIDERATIONS FOR EMPLOYEES WHO RESIDE OUTSIDE THE UNITED STATES) and Appendix A, both of which discuss terms of the offer that are specific to eligible employees outside the United States.
6. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?
     We are offering the right to exchange all outstanding unexercised options to purchase shares of Common Stock with an exercise price per share greater than $9.00 granted by Ixia under the 1997 Plan prior to the date of this offer to exchange. All new options granted under the option exchange program will be granted under the 2008 Plan.
7. WHY CAN’T I JUST BE GRANTED ADDITIONAL NEW OPTIONS?
     Because of the number of options currently outstanding, a grant of additional options to all Ixia employees holding out-of-the-money options could significantly dilute our current and future shareholders and could potentially have a negative impact on our outstanding shares and earnings per share.
8.	IN BRIEF, WHAT WILL BE THE SEQUENCE OF EVENTS SHOULD I DECIDE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

Exchange Election Period	You may elect to participate in the option exchange program during this time	July 8, 2008 - August 5, 2008, unless the offer is extended or terminated

ALL ELECTIONS MUST BE RECEIVED BY 9:00 P.M. PACIFIC TIME ON AUGUST 5, 2008

Cancellation Date/New Grant Date	All options you elect to include in the option exchange program are cancelled and this is the date new options are granted to replace the old options you elect to have cancelled	Anticipated to be on or about August 7, 2008, unless the offer is extended or terminated
9. WHAT DO I NEED TO DO TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?
     To participate in the option exchange program, you must make a voluntary election to cancel some or all of your outstanding old options in exchange for new options to be granted on the new grant date. Your election will become irrevocable at 9:00 p.m., Pacific Time, on August 5, 2008. To make this voluntary election, you must complete the Election to Participate that is attached at the end of this offer to exchange, sign it, and ensure that the Ixia Stock Plan Administrator receives it no later than 9:00 p.m., Pacific Time, on August 5, 2008. You can return your form in person, via interoffice mail, by fax to (818) 444-3100, by e-mail (via PDF or similar imaged document file) to kflesher@ixiacom.com or by mail to Ixia, 26601 West Agoura Road, Calabasas, California 91302, Attn: Karolyn Flesher, Ixia Stock Plan Administrator.
     The Ixia Stock Plan Administrator will send you a confirmation by e-mail promptly after receipt of your Election to Participate.

10. WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?
     The deadline to elect to participate in the option exchange program is 9:00 p.m., Pacific Time, on August 5, 2008, unless we extend it. We may, in our sole discretion, extend the deadline to participate in the option exchange program at any time, but we cannot assure you that the option exchange program will be extended or, if it is extended, for how long. If we extend the deadline to elect to participate in the option exchange program, we will make an announcement of the extension no later than 9:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date. If we extend the deadline, you must deliver these documents before the extended expiration date.
     We reserve the right to reject any or all old options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those old options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the option exchange program, we currently expect that we will accept all such old options within seven calendar days after the expiration of the deadline to elect to participate in the option exchange program. If we waive a condition with respect to any option or option holder, we will also waive that condition with respect to all other options and option holders. We must satisfy or waive all conditions prior to the expiration of the offer.
11. WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?
     If your election is not received by the Ixia Stock Plan Administrator by the deadline, you will retain your existing options and will not participate in the option exchange program. Your existing stock options will remain unchanged with their original exercise price and original terms.
12.	HOW DO I WITHDRAW FROM THE OPTION EXCHANGE PROGRAM AFTER I HAVE SUBMITTED AN ELECTION TO PARTICIPATE?
     You may withdraw your election to participate in the option exchange program at any time before 9:00 p.m., Pacific Time, on August 5, 2008. If we extend the time during which you may elect to participate in the option exchange program, you have the right to withdraw your options at any time until the extended period expires. Notwithstanding the above, if we do not accept your options for participation in the option exchange program before September 3, 2008, which is the 40th United States business day after the commencement of the option exchange program, you may withdraw such options at any time after 12:01 a.m., Eastern Time, on September 3, 2008.
     To withdraw an election to exchange options, you must deliver to the Ixia Stock Plan Administrator a completed Notice of Withdrawal in the form accompanying this offer to exchange with the required information prior to 9:00 p.m., Pacific Time, on August 5, 2008. The Notice of Withdrawal may be delivered in the same manner described in the answer to Question 9. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline. Once you have withdrawn options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 9.

13.	WHEN WILL THE OLD OPTIONS THAT I ELECT TO EXCHANGE BE REMOVED FROM E*TRADE OPTIONSLINK?
     After you submit your Election to Participate, the old options that you have elected to exchange will continue to appear in E*TRADE OptionsLink until the effective date of the cancellation. If you attempt to exercise any of these options during that period without first withdrawing your election (if the deadline for withdrawal has not passed), the Ixia Stock Plan Administrator will block the transaction and you will be responsible for any resulting costs and liabilities.
14. WHEN AM I ELIGIBLE TO RECEIVE FUTURE GRANTS OF OPTIONS?
     Participants in the option exchange program will be eligible for future stock option grants (in addition to new options) at any time as may be determined by the Compensation Committee of our Board of Directors.
15. ARE THERE ANY TAX CONSEQUENCES TO MY PARTICIPATION IN THE OPTION EXCHANGE PROGRAM?
     If you participate in the option exchange program and are a citizen or resident of the United States, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange. With regard to the new options, the tax aspects of such options will be the same as any other option grant. Those consequences are described in Section 13 of this offer to exchange. If you do not participate in the option exchange program, we do not believe that any of the terms of your eligible stock options will change.
     If you are a tax resident of a country other than the United States, the tax consequences of participating in this option exchange program may be different for you. Please be sure to read Section 14 (MATERIAL INCOME TAX CONSEQUENCES AND CERTAIN OTHER CONSIDERATIONS FOR EMPLOYEES WHO RESIDE OUTSIDE THE UNITED STATES) of this offer to exchange and Appendix A that discuss the potential tax consequences in the country in which you are subject to tax.
WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX AND FINANCIAL ADVISOR WITH RESPECT TO THE FOREIGN, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OPTION EXCHANGE PROGRAM IN YOUR PARTICULAR CIRCUMSTANCES.
16. HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?
     The decision to participate in the option exchange program must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the overall stock market and companies in our sector and our own business and stock price. It will also depend on the exercise price, vesting status and remaining term of your current options.

17. WHAT DO IXIA AND IXIA’S BOARD OF DIRECTORS THINK OF THE OPTION EXCHANGE PROGRAM?
     Our Board of Directors approved the option exchange program, but neither Ixia nor our Board of Directors makes any recommendation as to whether you should participate in the option exchange program. Members of our Board of Directors, executive officers, consultants and former employees are not eligible to participate in the option exchange program.
18.	WHAT IF MY EMPLOYMENT AT IXIA ENDS BETWEEN THE DATE OF THIS OFFER TO EXCHANGE AND THE NEW OPTION GRANT DATE?
     If your employment with Ixia or one of its subsidiaries is terminated by you or by Ixia voluntarily, involuntarily or for any reason or no reason before your new options are granted, you WILL NOT have a right to the grant of new options that would have otherwise been awarded on the new grant date. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF IXIA OR ONE OF OUR SUBSIDIARIES ON THE NEW GRANT DATE, YOU WILL NOT RECEIVE NEW OPTIONS UNDER THE OPTION EXCHANGE PROGRAM. In such case, your tender will automatically be deemed withdrawn and you will not participate in the option exchange program. You will retain your old options in accordance with their current terms and conditions, and you may exercise them during a limited period of time following your termination of employment in accordance with their terms to the extent that they are vested. If you are currently considered an “at-will” employee, this offer does not change that status, and your employment may be terminated by us or by you at any time, including before the offer expires, for any reason, with or without cause.
19. WHAT IS THE EFFECT OF THE OPTION EXCHANGE PROGRAM ON OUR SHAREHOLDERS?
     We are unable to predict the precise impact of the option exchange program on our shareholders because we are unable to predict how many or which employees will exchange their eligible old options. Assuming a closing sales price on the “determination date” (which is the last trading day immediately prior to the new grant date) of $8.33 or less, if all eligible old options are exchanged, old options to purchase approximately 4,608,000 shares would be surrendered and cancelled, while new options to purchase approximately 3,151,000 shares would be granted. This would result in a net reduction in our equity award overhang by approximately 1,457,000 shares or approximately 2.3% of the number of shares of our Common Stock outstanding as of July 7, 2008.
20. WHAT IS THE EFFECT OF THE OPTION EXCHANGE PROGRAM ON THE 2008 PLAN?
     10,000,000 shares of Common Stock are authorized for issuance under the 2008 Plan. On the earlier of (i) 30 days following the new grant date or (ii) May 28, 2009, the 10,000,000 shares authorized for issuance under the 2008 Plan will be automatically reduced by the extent to which 4,000,000 exceeds the total of (i) the number of shares subject to new options outstanding on that date and (ii) the number of shares that have been issued upon the exercise of new options prior to that date. Assuming (i) the closing sales price on the determination date is $8.33 or less, and (ii) all of the approximately 4,608,000 eligible old options under the 1997 Plan are surrendered and cancelled pursuant to the option exchange program and approximately 3,151,000 new options are granted and outstanding on the date of the automatic reduction, then the number of shares available for issuance under the 2008 Plan would be decreased from 10,000,000 to 9,151,000 shares on the date of the automatic reduction.
21. WHAT IF IXIA IS ACQUIRED BY ANOTHER COMPANY?
     If prior to the expiration of the offer we merge or consolidate with or are acquired by another entity, or if we announce such a planned merger, consolidation or acquisition, you may choose to withdraw any old options which you have tendered for exchange, and your old options will be treated in accordance with the 1997 Plan and your option agreement(s). Further, if Ixia is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your old options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement(s) and you will receive no new options in exchange for them. If Ixia is acquired or such an announcement is made prior to the expiration of the offer but Ixia does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the exercise price or number of shares that will be subject to the new options.
If Ixia is Acquired by or Merges with Another Company, your Old Options Might be Worth More Than the New Options that you Receive in Exchange for Them.
     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Common Stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our Common Stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their old options.
     Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the new grant date means that the tender of your old options will not be accepted, you will keep your old options in accordance with their original terms, and you will not receive any new options.
     If we are acquired after your old options have been accepted, cancelled and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement, the terms of the 2008 Plan and your new stock option agreement. See Section 9 (INFORMATION CONCERNING IXIA; FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION).
     We reserve the right to take any action, including entering into an asset purchase, stock purchase, merger or similar transaction, that our Board of Directors believes is in the best interests of Ixia and our shareholders.

SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS
22.	WHICH OPTIONS CAN BE EXCHANGED?
     You may voluntarily elect to exchange some or all of the outstanding unexercised old options granted to you under the 1997 Plan if they have an exercise price per share greater than $9.00. See Question 24 below for certain limitations on the old options that may be exchanged.
23.	CAN I EXCHANGE EITHER VESTED OR UNVESTED OPTIONS?
     Yes. You may exchange any or all of your outstanding unexercised options, whether or not they are vested. However, see Question 24 below for certain limitations on the old options that may be exchanged.
24.	DO I HAVE TO EXCHANGE AN ENTIRE OPTION OR CAN I DECIDE TO EXCHANGE ONLY A PORTION OF AN OPTION?
     You may choose to exchange one unexercised old option in its entirety and not exchange another old option. However, you may not exchange only a portion of a particular outstanding unexercised option grant. By way of example, if you have an unexercised option for 1,000 shares granted in April 2006 and another for 450 shares granted in February 2007, you could elect to exchange both, either or neither of these grants. You could not elect to exchange only 500 shares of the April 2006 grant, or elect any other partial exchange of either option grant.
25.	CAN I EXCHANGE OPTIONS THAT I HAVE ALREADY COMPLETELY EXERCISED OR THAT HAVE EXPIRED UNEXERCISED?
     No. If you exercised an eligible old option in its entirety or if the old option expired unexercised, that option is no longer considered outstanding and is therefore not eligible for exchange under the option exchange program.
26.	CAN I EXCHANGE OPTIONS THAT I HAVE PARTLY EXERCISED, BUT THAT STILL HAVE SOME UNEXERCISED SHARES REMAINING?
     Yes. If you previously exercised an old option in part, the remaining unexercised portion of the old option that is outstanding may be exchanged under the option exchange program.
27.	IF I CHOOSE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE EXCHANGED?
     If you elect to participate in the option exchange program, then it is anticipated that on or about August 7, 2008, unless the offer is extended, we will cancel all of your outstanding old options that you have elected to exchange and grant you new options.

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS
28.	WHEN WILL IXIA GRANT THE NEW OPTIONS?
     We will grant the new options on the new grant date, which is expected to be the date of a meeting of the Compensation Committee of our Board of Directors held as soon as practicable following the offer expiration date. We anticipate that this will be on or about August 7, 2008. The date will be determined in the sole discretion of the Compensation Committee of our Board of Directors.
29.  HOW MANY NEW OPTION SHARES WILL I RECEIVE?
     Employees who participate in the option exchange program will receive a new option on the new grant date in exchange for each cancelled old option. The number of shares covered by each new option will depend on the exercise price of the cancelled old option and the closing sales price of our Common Stock on the determination date, which is the last trading day immediately prior to the new grant date. The ratio of the number of shares underlying a new option to the number of shares underlying an old option that is surrendered is referred to as the “exchange ratio.” The exchange ratios set out below demonstrate the range of exchange ratios that will be used:

Old Option	Exchange Ratio (New to Cancelled)(2)
Exercise	Ixia Closing Sales Price on Determination Date:
Price(1)	≤$8.33	$8.34-9.99	$10.00-11.66	$11.67-13.33	≥$13.34

$9.01-9.99	0.88 for 1	0.94 for 1	N/A	N/A	N/A
10.00-11.99	0.80 for 1	0.86 for 1	0.94 for 1	0.94 for 1	N/A
12.00-13.99	0.64 for 1	0.68 for 1	0.80 for 1	0.94 for 1	0.94 for 1
14.00-15.99	0.48 for 1	0.51 for 1	0.60 for 1	0.72 for 1	0.90 for 1
16.00-17.99	0.32 for 1	0.34 for 1	0.40 for 1	0.48 for 1	0.60 for 1
18.00-19.99	0.28 for 1	0.29 for 1	0.30 for 1	0.39 for 1	0.46 for 1
20.00-21.49	0.24 for 1	0.26 for 1	0.29 for 1	0.32 for 1	0.38 for 1
21.50-above	0.22 for 1	0.23 for 1	0.26 for 1	0.29 for 1	0.33 for 1

(1)	The stated exchange ratio will apply for all exercise prices for old options within the applicable price range (if, for example, the exercise price for an eligible old option is $10.50 and the closing sales price on the determination date is $8.00, then the exchange ratio will be 0.80 for 1 (in other words, an optionee would receive a new option for 0.80 of a share of Common Stock for each share of Common Stock underlying an old option that is surrendered for exchange))

(2)	If application of the applicable exchange ratio to particular new options to be issued in exchange for old options surrendered results in a fractional share, the number of shares underlying the new options will be rounded down to the nearest whole share on a grant-by-grant basis. No consideration will be paid for such fractional shares.
For example, if the closing sales price on the determination date is $8.00, then:
•	an eligible old option to purchase 5,000 shares at an exercise price of $12.00 per share can be exchanged for a new option to purchase 3,200 shares

•	an eligible old option to purchase 1,500 shares at an exercise price of $11.00 per share can be exchanged for a new option to purchase 1,200 shares

•	an eligible old option to purchase 1,500 shares at an exercise price of $15.00 per share can be exchanged for a new option to purchase 720 shares.
If the closing sales price on the determination date is $9.50, then:
•	an eligible old option to purchase 5,000 shares at an exercise price of $12.00 per share can be exchanged for a new option to purchase 3,400 shares

•	an eligible old option to purchase 1,500 shares at an exercise price of $11.00 per share can be exchanged for a new option to purchase 1,290 shares

•	an eligible old option to purchase 1,500 shares at an exercise price of $15.00 per share can be exchanged for a new option to purchase 765 shares.
     The exchange ratios shown in the table above were designed to reflect the relatively lower value of eligible old options with an exercise price significantly above fair market value, and the correspondingly higher value of eligible old options with a lower exercise price. Since an eligible old option with a high exercise price is worth less than an old option with an exercise price closer to the current trading price of our Common Stock, an eligible old option with a high exercise price is exchangeable for a new option exercisable for relatively fewer shares than an eligible old option with a low exercise price.
     Each new option will be granted under the 2008 Plan pursuant to a new stock option agreement.
30.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?
     The exercise price of the new options will be the closing sales price of our Common Stock as reported on the Nasdaq Global Select Market on the new grant date.
31.	IF THE EXERCISE PRICE OF THE NEW OPTIONS IS HIGHER THAN IT WAS ON MY CANCELLED OLD OPTIONS, CAN I REVERT TO MY ORIGINAL GRANT WITH ITS ORIGINAL EXERCISE PRICE?
     No. Once the election period has ended, it is not possible to withdraw your election to exchange options. BECAUSE THE MARKET PRICE OF OUR STOCK IS VOLATILE, IT IS POSSIBLE THAT THE NEW OPTIONS WILL HAVE A HIGHER EXERCISE PRICE THAN YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR OLD OPTIONS. YOU MUST CAREFULLY CONSIDER THE EXERCISE PRICE OF YOUR OLD OPTIONS AND YOUR EXPECTATIONS OF THE FUTURE VALUE OF THE STOCK BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.

32. WHAT WILL THE VESTING SCHEDULE OF THE NEW OPTIONS BE?
     The new options will be completely unvested at the new grant date, regardless of whether the old options were partially or completely vested. The new options will have vesting schedules that depend upon the grant date of the old options as shown below:

	If the old option was:	Then the new option will vest:
•	Granted three or more years prior to the new grant date	In four equal quarterly installments, with the first quarterly installment vesting on the last day of the first full calendar quarter after the new grant date. For these purposes “quarterly” refers to a period of approximately three months commencing on January 1, April 1, July 1 or October 1 of any calendar year.

•	Granted two or more years but less than three years prior to the new grant date	In eight quarterly installments, with the first quarterly installment vesting on the last day of the first full calendar quarter after the new grant date.

•	Granted one year or more but less than two years prior to the new grant date	In 12 quarterly installments, with the first quarterly installment vesting on the last day of the first full calendar quarter after the new grant date.

•	Granted less than one year prior to the new grant date	In 16 quarterly installments, with the first quarterly installment vesting on the last day of the first full calendar quarter after the new grant date.
For example:
•	if an employee surrenders an old option granted more than three years prior to the new grant date and a new option is granted on August 7, 2008, then the shares underlying the new option will vest in four equal quarterly installments, with the first quarterly installment vesting on December 31, 2008, the second quarterly installment vesting on March 31, 2009, and so on until the new option is fully vested.

•	if an employee surrenders an old option that was granted two and one-half years prior to the new grant date and a new option is granted on August 7, 2008, then the shares underlying the new option will vest in eight equal quarterly installments, with the first quarterly installment vesting on December 31, 2008, the second quarterly installment vesting on March 31, 2009, and so on until the new option is fully vested.
     These vesting schedules were designed with the goal of promoting employee retention, because employees who choose to exchange their old options must remain at Ixia for at least one year (and for up to four years in the case of old options granted within the year prior to the new grant date) from the new grant date in order to get the full benefit of the new options.

33.	WHY ARE THERE ADDITIONAL VESTING REQUIREMENTS ON THE NEW OPTIONS WHEN I HAVE ALREADY HELD MANY OF MY OLD OPTIONS THROUGH THE REQUIRED PERIODS?
     Two of the principal purposes of our equity program are to align the interests of our employees with those of our shareholders and to promote employee retention. We believe that anything shorter than the proposed new vesting period would not adequately allow us to further these objectives. You should carefully consider the risks of exchanging vested old options for unvested new options.
34.  WHAT WILL THE TERMS AND CONDITIONS OF THE NEW OPTIONS BE?
     The terms and conditions of the new options will be substantially the same as the old options, except that the new options will have a new exercise price, vesting schedule and term, will cover fewer shares and will be issued under the 2008 Plan. In addition, all of the new options will be nonstatutory stock options, regardless of whether the old options were incentive stock options or nonstatutory stock options. Each new option will expire two years after the last vesting date of the new option, subject to earlier termination as provided in the 2008 Plan if your employment with Ixia or its subsidiaries terminates for any reason.
35.  WHEN WILL I SEE THE NEW OPTIONS AT E*TRADE OPTIONSLINK?
     All employees can view their stock options on the Internet at E*TRADE OptionsLink (www.optionslink.com). We anticipate that you will see your new options in your account within approximately 15 days after the new grant date.
36.	AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF I AGAIN END UP “UNDERWATER”? IS IT LIKELY THAT AN OFFER SIMILAR TO THIS ONE WILL BE MADE IN THE FUTURE?
     We are implementing the option exchange program at this time due to the stock market conditions that have affected us as well as many other companies. Therefore, this is intended to be a one-time offer and we do not currently expect to implement such a program again in the foreseeable future. As your new options will have a term of two years from the last vesting date of the new options, subject to continued employment, the price of our Common Stock may appreciate over the long term even if the exercise price of your new options is above the trading price of our Common Stock for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.
IMPORTANT
     If you wish to exchange your old options, you must complete and sign the accompanying Election to Participate form in accordance with its instructions, and deliver it to Karolyn Flesher, who is the Ixia Stock Plan Administrator. You may send documents by fax to (818) 444-3100, by e-mail (via PDF or similar imaged document file) to kflesher@ixiacom.com or by mail to Ixia, 26601

West Agoura Road, Calabasas, California 91302, Attn: Karolyn Flesher, Ixia Stock Plan Administrator.
     Please allow sufficient time to ensure that we receive these documents by the deadline of 9:00 p.m., Pacific Time, on August 5, 2008. If you send your documents by fax, please be sure to retain a confirmation of delivery. You do not need to return your existing stock option agreements to participate in the option exchange program.
     THIS OFFER TO EXCHANGE DOES NOT CONSTITUTE AN OFFER TO EXCHANGE WITH OR SELL TO, OR A SOLICITATION OF AN OFFER TO BUY FROM, ANYONE IN ANY COUNTRY OR JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED. NO ACTION HAS BEEN TAKEN BY IXIA THAT WOULD, OR IS INTENDED TO, PERMIT AN OFFER OF THE SECURITIES IN ANY COUNTRY OR JURISDICTION WHERE ANY SUCH ACTION FOR THAT PURPOSE IS REQUIRED. ACCORDINGLY, THE SECURITIES MAY NOT BE EXCHANGED, OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, AND NEITHER THIS OFFER TO EXCHANGE NOR ANY OTHER OFFER TO EXCHANGE, PROSPECTUS, FORM OF APPLICATION, ADVERTISEMENT OR OTHER DOCUMENT OR INFORMATION MAY BE DISTRIBUTED OR PUBLISHED IN ANY COUNTRY OR JURISDICTION EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.
     IXIA HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OLD OPTIONS UNDER THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. IXIA HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING ELECTION TO PARTICIPATE. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY IXIA.

INTRODUCTION
     Ixia is offering to the employees (other than executive officers) of Ixia or its subsidiaries the right to exchange all outstanding old options to purchase shares of our Common Stock that were granted under the 1997 Plan and that have an exercise price per share in excess of $9.00 for new options that we will grant under the 2008 Plan to purchase fewer shares with a new exercise price, vesting schedule and term. Members of our Board of Directors, executive officers, consultants and former employees, as well as employees in Romania who only hold options that have an exercise price per share less than $10.16, are not eligible to participate in the option exchange program. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying Election to Participate. We expect that grants of new options under the option exchange program will be made on the date of a meeting of the Compensation Committee of our Board of Directors to be held as soon as practicable following expiration of this offer. The offer is scheduled to expire on August 5, 2008 at 9:00 p.m., Pacific Time, unless the offer is extended. The period beginning on July 8, 2008 and ending upon expiration of the offer is referred to as the “election period.” It is our current intention to hold this meeting of the Compensation Committee on or about August 7, 2008, unless the offer is extended. The option exchange program is not conditioned upon a minimum number of old options being elected for exchange; however, you cannot elect to cancel and exchange only a portion of an outstanding particular unexercised option grant. The option exchange program is subject to conditions, which are described in Section 6 of this document.
     IN ORDER TO RECEIVE THE NEW OPTIONS, YOU MUST STILL BE ACTIVELY EMPLOYED WITH US OR ONE OF OUR SUBSIDIARIES ON THE NEW GRANT DATE. IF YOU ARE CURRENTLY CONSIDERED AN “AT-WILL” EMPLOYEE OF IXIA OR A SUBSIDIARY, YOUR ELECTION TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM DOES NOT IN ANY WAY CHANGE YOUR STATUS OR ASSURE YOU OF CONTINUED EMPLOYMENT WITH IXIA OR A SUBSIDIARY. FOR PURPOSES OF THIS OPTION EXCHANGE PROGRAM, ACTIVE EMPLOYMENT SHALL NOT INCLUDE ANY PERIOD OF GARDEN LEAVE OR NOTICE PERIODS REQUIRED BY LAW OR BY CONTRACT.
     We are implementing the option exchange program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. As a result, these old options no longer provide the same employee incentives as when they were granted. We believe that the option exchange program will provide renewed incentives to our employees and that, for many employees, the exchange will create a better opportunity to potentially obtain value from their old options. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their old options at their current exercise price, or to cancel those old options (if eligible) for new options.
     As of July 7, 2008, there were 9,090,000 shares underlying options outstanding under the 1997 Plan. Of the outstanding options, options to purchase 4,608,000 shares are eligible for exchange under the option exchange program. These old options have exercise prices ranging from $9.26 to $21.50 per share. All old options that we accept in this program will be cancelled. Since the 1997 Plan has been replaced by the 2008 Plan, the shares of Common Stock subject to the old options that are cancelled in the option exchange program will be returned to the status of authorized but unreserved shares. The shares will not be available for new option or other grants under either the 1997 Plan or the 2008 Plan.

1. NEW OPTIONS; EXPIRATION DATE.
     Upon the terms and subject to the conditions of this offer to exchange, we will exchange all eligible outstanding old options under the 1997 Plan that have an exercise price per share in excess of $9.00 that are properly surrendered and accepted for exchange and that are not validly withdrawn in accordance with Section 4 before the “expiration date” (as defined below), for new options to purchase fewer shares of Common Stock under the 2008 Plan.
     The new options will be subject to the terms of the 2008 Plan and a new option agreement. All new options granted in the option exchange program will be nonstatutory stock options, regardless of whether the cancelled options were incentive stock options or nonstatutory stock options. The exercise price of the new options granted in the option exchange program will be the closing sales price of our Common Stock as reported on the Nasdaq Global Select Market on the new grant date.
Exchange Ratio
     The ratio of the number of shares underlying a new option to the number of shares underlying the old option that is surrendered is referred to as the “exchange ratio.” The exchange ratio for a new option to be issued in the option exchange program in exchange for an old option depends on the exercise price of the surrendered old option and the closing sales price of our Common Stock on the last trading day immediately prior to the new grant date (the “determination date”). The exchange ratios set out below demonstrate the range of exchange ratios that will be used. The exchange ratios were approved by our Board of Directors and were established after consultation with an independent third-party expert consultant on stock plans and stock proposals. In reviewing the exchange ratios, we utilized a valuation model to calculate the established values of old options before the exchange and the values of new options after the exchange. The valuation model took into account various factors, including the current and estimated future fair market value of our Common Stock, the weighted average exercise price of the old options proposed to be exchanged, estimated weighted average remaining terms of the old options and new options, prevailing interest rates and the historical volatility of our stock price.

Old Option	Exchange Ratio (New to Cancelled)(2)
Exercise	Ixia Closing Sales Price on Determination Date:
Price(1)	≤$8.33	$8.34-9.99	$10.00-11.66	$11.67-13.33	≥$13.34

$9.01-9.99	0.88 for 1	0.94 for 1	N/A	N/A	N/A
10.00-11.99	0.80 for 1	0.86 for 1	0.94 for 1	0.94 for 1	N/A
12.00-13.99	0.64 for 1	0.68 for 1	0.80 for 1	0.94 for 1	0.94 for 1
14.00-15.99	0.48 for 1	0.51 for 1	0.60 for 1	0.72 for 1	0.90 for 1
16.00-17.99	0.32 for 1	0.34 for 1	0.40 for 1	0.48 for 1	0.60 for 1
18.00-19.99	0.28 for 1	0.29 for 1	0.30 for 1	0.39 for 1	0.46 for 1
20.00-21.49	0.24 for 1	0.26 for 1	0.29 for 1	0.32 for 1	0.38 for 1
21.50-above	0.22 for 1	0.23 for 1	0.26 for 1	0.29 for 1	0.33 for 1

(1)	The stated exchange ratio will apply for all exercise prices for old options within the applicable price range (if, for example, the exercise price for an eligible old option is $10.50 and the closing sales price on the determination date is $8.00, then the exchange ratio will be 0.80 for 1 (in other words, an optionee would receive a new option for 0.80 of a share of Common Stock for each share of Common Stock underlying an old option that is surrendered for exchange))

(2)	If application of the applicable exchange ratio to particular new options to be issued in exchange for old options surrendered results in a fractional share, the number of shares underlying the new options will be rounded down to the nearest whole share on a grant-by-grant basis. No consideration will be paid for such fractional shares.
For example, if the closing sales price on the determination date is $8.00, then:
•	an eligible old option to purchase 5,000 shares at an exercise price of $12.00 per share can be exchanged for a new option to purchase 3,200 shares

•	an eligible old option to purchase 1,500 shares at an exercise price of $11.00 per share can be exchanged for a new option to purchase 1,200 shares

•	an eligible old option to purchase 1,500 shares at an exercise price of $15.00 per share can be exchanged for a new option to purchase 720 shares.
If the closing sales price on the determination date is $9.50, then:
•	an eligible old option to purchase 5,000 shares at an exercise price of $12.00 per share can be exchanged for a new option to purchase 3,400 shares

•	an eligible old option to purchase 1,500 shares at an exercise price of $11.00 per share can be exchanged for a new option to purchase 1,290 shares

•	an eligible old option to purchase 1,500 shares at an exercise price of $15.00 per share can be exchanged for a new option to purchase 765 shares.
     The exchange ratios shown in the table above were designed to reflect the relatively lower value of eligible old options with an exercise price significantly above fair market value, and the correspondingly higher value of eligible old options with a lower exercise price. Since an eligible old option with a high exercise price is worth less than an old option with an exercise price closer to the current trading price of our Common Stock, an eligible old option with a high exercise price is exchangeable for a new option exercisable for relatively fewer shares than an eligible old option with a low exercise price.
Vesting
     The new options will be completely unvested at the new grant date, regardless of whether the old options were partially or completely vested. The new options will have vesting schedules that depend on the grant date of the old options as shown in the table below:

If the old option was:	Then the new option will vest:
• Granted three or more years prior to the new grant date	In four equal quarterly installments, with the first quarterly installment vesting on the last day of the first full calendar quarter after the new grant date. For these purposes “quarterly” refers to a period of approximately three months commencing on January 1, April 1, July 1 or October 1 of any calendar year.

• Granted two or more years but less than three years prior to the new grant date	In eight quarterly installments, with the first quarterly installment vesting on the last day of the first full calendar quarter after the new grant date.

• Granted one year or more but less than two years prior to the new grant date	In 12 quarterly installments, with the first quarterly installment vesting on the last day of the first full calendar quarter after the new grant date.

• Granted less than one year prior to the new grant date	In 16 quarterly installments, with the first quarterly installment vesting on the last day of the first full calendar quarter after the new grant date.
For example:
•	if an employee surrenders an old option granted more than three years prior to the new grant date and a new option is granted on August 7, 2008, then the shares underlying the new option will vest in four equal quarterly installments, with the first quarterly installment vesting on December 31, 2008, the second quarterly installment vesting on March 31, 2009, and so on until the new option is fully vested.

•	if an employee surrenders an old option that was granted two and one-half years prior to the new grant date and a new option is granted on August 7, 2008, then the shares underlying the new option will vest in eight equal quarterly installments, with the first quarterly installment vesting on December 31, 2008, the second quarterly installment vesting on March 31, 2009, and so on until the new option is fully vested.

     These vesting schedules were designed with the goal of promoting employee retention, because employees who choose to exchange their old options must remain at Ixia for at least one year (and for up to four years in the case of old options granted within the year prior to the new grant date) from the new grant date in order to get the full benefit of those new options.
Term
     Each new option will have a term (an expiration date) that extends two years after the last vesting date of the new option, subject to earlier expiration of the new option upon termination of the employment of the employee. For example, if the last vesting date for a new option is December 31, 2009, then the expiration date for the new option will be December 31, 2011.
Tax Status
     As discussed below, the option exchange itself should be treated as a non-taxable exchange under U.S. tax law that will have no income tax effects on the Company, our shareholders or our employees.
Election to Participate
     Participation in the option exchange program will be voluntary. Eligible employees will have the election period in which to determine whether they wish to participate. The election may be revoked prior to but not after the end of the election period.
     Any current employee of Ixia or its subsidiaries who holds stock options under the 1997 Plan with an exercise price per share greater than $9.00 is eligible to participate in the option exchange program. Any employee whose employment with us has been terminated before the new grant date, whether voluntarily or involuntarily, is not eligible to participate in the option exchange program, irrespective of the effective date of termination. Members of our Board of Directors, executive officers, consultants and former employees, as well as employees in Romania who only hold options that have an exercise price per share less than $10.16, are not eligible to participate in the option exchange program.
     IF YOU ARE NOT ACTIVELY EMPLOYED BY IXIA OR ONE OF OUR SUBSIDIARIES ON THE NEW GRANT DATE, THEN YOU WILL NOT RECEIVE NEW OPTIONS IN EXCHANGE FOR YOUR OLD OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. In such case, your tender will automatically be deemed withdrawn and you will not participate in the option exchange program. You will retain your old options in accordance with their current terms and conditions, and you may exercise them during a limited period of time following your termination of employment in accordance with their terms to the extent that they are vested. If you are currently considered an “at-will” employee, this offer does not change that status, and your employment may be terminated by us or by you at any time, including before the offer expires, for any reason, with or without cause.
     If you wish to participate in the option exchange program, you may elect to cancel any of your old options under the 1997 Plan that are eligible. If you elect to cancel an old option, it must be cancelled as to all shares that are subject to the particular unexercised option grant. A particular option grant cannot be partially cancelled.
     The term “expiration date” means 9:00 p.m., Pacific Time, on August 5, 2008, unless and until we, in our sole discretion, have extended the period of time during which you may elect to participate in the option exchange program, in which event the term “expiration date” refers to the latest time and date on which your right to participate, as so extended, expires. See Section 15 (EXTENSION OF THE OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT) for a description of our rights to extend, delay, terminate and amend the expiration date.
     We will notify you of such action, and extend the expiration date for a period of no fewer than ten business days after the date of such notice, if we increase or decrease:
•	the amount of consideration offered for the old options; or

•	the period in which you may participate in the option exchange program by changing the date on which your right to participate is scheduled to expire to a date not earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15.
     For purposes of the option exchange program, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
2. PURPOSE OF THE OPTION EXCHANGE PROGRAM.
     We issued the options outstanding under the 1997 Plan to provide our employees an opportunity to acquire or increase their ownership stake in Ixia, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us.
     Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent market price of our Common Stock. We are implementing the option exchange program to provide our employees with the opportunity to own new options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for employees and will maximize the value of our Common Stock for our current shareholders.
     In addition, the number of unexercised options has grown to an undesirable level. As of July 7, 2008, approximately 91.2% of outstanding stock options under the 1997 Plan had exercise prices higher than our then current stock price of $6.75 per share, of which approximately 74.2% had exercise prices greater than $9.00. Although these “underwater” stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, unless they are cancelled, the options will remain on our books with the potential to dilute our shareholders’ interests for up to ten years from the grant date. Because of the number of options currently outstanding, a grant of additional options to all of our employees holding out-of-the-

money options could be significantly dilutive to our current and future shareholders and could potentially have a negative impact on our outstanding shares and earnings per share. In addition, the grant of a meaningful number of additional stock options would significantly increase our stock-based compensation expense.
     We are offering this program to allow our employees to choose whether to keep their current old options at their current exercise prices, or to cancel those options (if eligible) in exchange for new options to purchase fewer shares at a new price. Since stock options are a key long-term incentive in our total compensation strategy, the option exchange program is designed to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value. We hope the option exchange program will create better performance incentives for our employees and increase the value of our Common Stock for shareholders. However, this cannot be guaranteed in light of the risks of a volatile and unpredictable stock market.
     CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, THE TECHNOLOGY SECTOR AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING SALES PRICE OF OUR COMMON STOCK ON THE NEW GRANT DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTIONS) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR OLD OPTIONS, OR THAT YOUR NEW OPTIONS WILL INCREASE IN VALUE OVER TIME.
     Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we currently have no agreements (however, we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries that is material to us;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on our board or to change any material term of the employment of any executive officer;

•	any other material change in our corporate structure or business;

•	our Common Stock not being authorized for quotation on an exchange or in an automated quotation system operated by a national securities association;

•	our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options issued under any of our stock option plans or purchases made under our employee stock purchase plan, if applicable) in an amount that is material to us; or

•	any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.
     Neither we nor our Board of Directors makes any recommendation as to whether you should elect to participate in the option exchange program, nor have we authorized any person to make any such recommendation. THIS OFFER DOES NOT CONSTITUTE INVESTMENT ADVICE, NOR SHOULD IT BE CONSTRUED AS SUCH. We urge you to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to participate in the option exchange program.
3. PROCEDURES FOR ELECTING TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.
     PROPER EXCHANGE OF OLD OPTIONS. To elect to participate in the option exchange program, you must properly complete, duly execute and deliver to us the Election to Participate form, or a copy of the same. The Ixia Stock Plan Administrator must receive all of the required documents before the expiration date. You can deliver them by fax to (818) 444-3100, by e-mail (via PDF or similar imaged document file) to kflesher@ixiacom.com or by mail to Ixia, 26601 West Agoura Road, Calabasas, California 91302, Attn: Karolyn Flesher, Ixia Stock Plan Administrator.
     Please allow sufficient time to ensure that we receive these documents on time. If the Ixia Stock Plan Administrator does not receive your form by the deadline, then you will not participate in the option exchange program, and all old options you currently hold will remain unchanged at their original price and terms.
     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE ELECTION TO PARTICIPATE AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. IF YOU DO NOT RECEIVE A CONFIRMATION BY EMAIL OF RECEIPT OF YOUR ELECTION TO PARTICIPATE FORM PROMPTLY AFTER DELIVERY OF THE FORM TO THE IXIA STOCK PLAN ADMINISTRATOR, PLEASE CONTACT THE IXIA STOCK PLAN ADMINISTRATOR.

     DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our sole discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any Election to Participate in the option exchange program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all Elections to Participate in the option exchange program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected old options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the option exchange program or any defect or irregularity in any election with respect to any particular old options or any particular option holder. If we waive a condition with respect to any old option or option holder, we will also waive that condition with respect to all other old options and option holders. We must satisfy or waive all conditions prior to the expiration of the offer. No Election to Participate in the option exchange program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.
     OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your election to participate in the option exchange program under the procedures described above constitutes your acceptance of the terms and conditions of the option exchange program. OUR ACCEPTANCE FOR CANCELLATION OF THE OLD OPTIONS ELECTED FOR EXCHANGE BY YOU UNDER THE OPTION EXCHANGE PROGRAM WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND CONDITIONS OF THE OPTION EXCHANGE PROGRAM.
     Subject to our rights to extend, terminate and amend the option exchange program, we currently expect that we will accept promptly after the expiration date all properly elected old options that have not been validly withdrawn.
4. WITHDRAWAL RIGHTS.
     You may withdraw the old options you have elected to exchange only if you comply with the provisions of this Section 4.
     You have the right to withdraw the old options you have elected to cancel at any time before 9:00 p.m., Pacific Time, on August 5, 2008. If we extend the time during which you may elect to participate in the option exchange program, you have the right to withdraw these old options at any time until the extended period expires. Notwithstanding the above, if we do not accept your old options for participation in the option exchange program before September 3, 2008, which is the 40th business day after the commencement of the option exchange program, you may withdraw such old options at any time after 12:01 a.m. Eastern Time, on September 3, 2008.
     To withdraw old options, you must deliver a written Notice of Withdrawal with the required information included, while you still have the right to withdraw the Election to Participate. A form of Notice of Withdrawal accompanies this offer to exchange. The Notice of Withdrawal must include your name, the grant date, exercise price and total number of shares included in each option to be withdrawn. You can send it by mail to Ixia, 26601 West Agoura Road, Calabasas, California

91302, Attn: Karolyn Flesher, Ixia Stock Plan Administrator, in person, via interoffice mail to Karolyn Flesher, by facsimile to Karolyn Flesher at (818) 444-3100 or by e-mail (via PDF or similar imaged document file) to kflesher@ixiacom.com.
     You may not rescind any withdrawal, and any old options you withdraw will thereafter be deemed not properly elected for participation in the option exchange program, unless you properly re-elect those old options before the expiration date by following the procedures described in Section 3 (PROCEDURES FOR ELECTING TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM).
     Neither Ixia nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Our determination of these matters will be final and binding.
5. ACCEPTANCE OF OLD OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.
     Upon the terms and subject to the conditions of this offer to exchange and as promptly as practicable following the expiration date, we will accept for exchange and cancel old options properly elected for exchange and not validly withdrawn before the expiration date pursuant to Section 4 (WITHDRAWAL RIGHTS) of this offer to exchange. If your old options are properly surrendered for exchange on or prior to August 5, 2008 and accepted for exchange, you will be granted new options on the new grant date, which is the date that will be determined by the Compensation Committee of the Board of Directors and which is expected to be on or about August 7, 2008. If we extend the date by which we must accept and cancel options properly surrendered for exchange, you will be granted new options on the date of a meeting of the Compensation Committee of the Board of Directors held after the extended date. The date the old options are cancelled will be the same as the date on which the new options are granted.
     The method for determining the number of shares subject to new options and the terms of such new options that you may be granted under the option exchange program are set forth and described in Section 1 (NEW OPTIONS; EXPIRATION DATE).
     For purposes of the option exchange program, we will be deemed to have accepted for exchange old options that are validly elected for exchange and not properly withdrawn as, if and when we give notice to the option holders of our acceptance for exchange of such old options. Subject to our rights to extend, terminate and amend the expiration date, we currently expect that you will receive a confirmation by e-mail of our acceptance for exchange of such options promptly after our receipt of your Election to Participate in the option exchange program. We anticipate that your new options will be reflected at E*Trade OptionsLink (www.optionslink.com) within approximately 15 days of the new grant being made to you. Your new option agreement will be provided to you within approximately two weeks after the new grant date.

6. CONDITIONS OF THE OPTION EXCHANGE PROGRAM.
     Notwithstanding any other provision of the option exchange program, we will not be required to accept any old options submitted to us for cancellation and exchange, and we may terminate or amend this offer or the option exchange program, or postpone our acceptance and cancellation of any old options submitted to us for cancellation and exchange, in each case, subject to certain limitations, if at any time on or after July 8, 2008 and prior to the expiration of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, we have determined prior to the expiration of this offer that the occurrence of such event or events makes it inadvisable for us to proceed with the option exchange program or to accept and cancel options submitted to us for exchange:
(1)	any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the option exchange program, the acquisition of some or all of the old options submitted to us for exchange under the option exchange program, the issuance of new options, or otherwise relates in any manner to the option exchange program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Ixia or our subsidiaries;

(2)	any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to this offer, the option exchange program or Ixia or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
•	make it illegal for us to accept some or all of the old options for exchange and cancellation or to issue the new options for some or all of the old options submitted to us for cancellation and exchange or otherwise restrict or prohibit completion of the option exchange program or this offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the old options elected for exchange; or

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Ixia or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(3)	there has occurred:
•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or abroad;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad, whether or not mandatory, or any events that, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States or abroad;

•	the commencement or escalation of a war, armed hostilities or other international or national crisis, including acts of terrorism, directly or indirectly involving the United States or any of its territories, which could reasonably be expected to materially or adversely affect or delay the completion of this offer or the option exchange program;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

•	any significant change in the market price of our shares of Common Stock or any negative change in the general political, market, economic or financial conditions in the United States or abroad, that has or is reasonably likely to have (in our reasonable judgment) a material adverse effect on the business, condition (financial or other), income, operations or prospects of Ixia or our subsidiaries or the trading volume and/or price of the shares of our Common Stock;

•	in the case of any of the foregoing existing at the time of the commencement of the option exchange program, a material acceleration or worsening thereof; or

•	any decline in either the Nasdaq Global Select Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of ten percent measured during any time period after the close of business on July 8, 2008;
(4)	there has occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 11 of this offer);

(5)	a tender offer or exchange offer for any or all of the shares of our Common Stock (other than this offer), or any merger, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or entity other than us or our subsidiaries;

(6)	one or more of the following has occurred:
•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act shall have acquired or proposed to acquire beneficial ownership of more than five percent of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than five percent of the outstanding shares of our Common Stock (other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before July 8, 2008);

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before July 8, 2008 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock and such acquisition is required to be reported on a Schedule 13D; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
(7)	any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 2 of this offer for a description of the contemplated benefits of the offer to us);

(8)	any negative change or changes occur in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Ixia or our subsidiaries that has or is reasonably likely to have (in our reasonable judgment) a material adverse effect on the business, condition (financial or other), operations or prospects of Ixia or our subsidiaries; or

(9)	we determine that there is a reasonable likelihood that the completion of this offer or the option exchange program may cause our shares to be delisted from the Nasdaq Global Select Market or cause us to no longer be subject to the periodic reporting requirements of the Securities Exchange Act.
     The conditions to the option exchange program are for our benefit. We may assert them in our sole discretion prior to the expiration date regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, whether or not we waive any other condition to the option exchange program. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination or judgment we make concerning the events described in this section will be final and binding upon all persons.
7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.
     There is no market for options to purchase our Common Stock. Our Common Stock is quoted on the Nasdaq Global Select Market under the symbol “XXIA.” The following table presents the high and low closing sales prices per share of our Common Stock for the periods indicated, as reported by the Nasdaq Global Select Market:

	High	Low
FISCAL 2006
First Quarter	$15.04	$11.62
Second Quarter	13.91	8.68
Third Quarter	10.28	7.31
Fourth Quarter	10.26	8.70
FISCAL 2007
First Quarter	$11.67	$9.11
Second Quarter	9.80	8.52
Third Quarter	10.19	8.72
Fourth Quarter	10.60	8.80
FISCAL 2008
First Quarter	$9.52	$6.82
Second Quarter	8.36	6.30
Third Quarter (through July 7, 2008)	6.99	6.75
     WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.
8. SOURCE AND AMOUNT OF CONSIDERATION.
     We will issue new options to purchase Common Stock under the 2008 Plan in exchange for outstanding eligible old options under the 1997 Plan properly elected and accepted for exchange by us. The number of shares subject to new options that will be granted for each share subject to a cancelled option and terms of those new options are described in Section 1 (NEW OPTIONS; EXPIRATION DATE). We will issue a new stock option agreement to each option holder who receives a new option on the new grant date. Assuming the closing sales price of our Common Stock on the determination date (which is the last trading day before the new grant date) is $8.33 or less, new options to purchase a maximum of approximately 3,151,000 shares will be granted under the option exchange program if the maximum number of eligible old options is surrendered for cancellation.
     The terms and conditions of the old options under the 1997 Plan are set forth in the 1997 Plan and the stock option agreements issued in connection with such grants. The terms and conditions of the 1997 Plan are summarized in the applicable prospectuses prepared by us and previously distributed to you. The terms and conditions of the new options under the 2008 Plan are set forth in the 2008 Plan and the stock option agreements that will be issued in connection with such grants. The terms and conditions of the 2008 Plan are summarized in the prospectus prepared by us and previously or currently distributed or made available to you. YOU MAY OBTAIN COPIES OF EACH OF THESE PROSPECTUSES AND OF THE 1997 PLAN AND 2008 PLAN AND THE FORMS OF THE STOCK OPTION AGREEMENTS THEREUNDER AS INDICATED BELOW.
     IMPORTANT NOTE: THE STATEMENTS IN THIS OFFER TO EXCHANGE CONCERNING THE 1997 PLAN AND THE 2008 PLAN AND THE OLD OPTIONS AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 1997 PLAN AND THE 2008 PLAN AND THE FORMS OF STOCK OPTION AGREEMENTS UNDER THE 1997 PLAN AND THE 2008 PLAN.
     PLEASE CONTACT KAROLYN FLESHER, IXIA STOCK PLAN ADMINISTRATOR, AT kflesher@ixiacom.com TO RECEIVE A COPY OF THE 1997 PLAN, THE 2008 PLAN, AND THE PROSPECTUSES AND FORMS OF STOCK OPTION AGREEMENTS APPLICABLE TO THE 1997 PLAN AND THE 2008 PLAN. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.
9.	INFORMATION CONCERNING IXIA; FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION.
OVERVIEW
     We are a leading provider of test systems for IP-based infrastructure and services that allow our customers to test and measure the performance, functionality, service quality and conformance of Internet Protocol (IP) equipment and networks, and the applications that run over them. Our solutions generate, capture, characterize and analyze high volumes of realistic network and application traffic, identifying problems, assessing performance, ensuring functionality and interoperability, and verifying conformance to industry specifications. We offer hardware platforms with interchangeable traffic generation interfaces, utilizing a common set of software applications and Application Programming Interfaces (APIs) that allow our customers to create integrated, easy-to-use automated test environments. The networks that our systems analyze primarily include Ethernet networks operating at speeds of up to 10 gigabits per second, which carry data traffic over optical fiber or electrical cable. We also offer a telephony test suite that is used to test and verify traditional Time-Division Multiplexing (TDM) voice-based networks, Voice over IP technology, devices, and systems, as well as the interoperability, troubleshooting, service optimization and call traffic monitoring of video telephony. Customers also use our suite of software applications to test and verify web, internet, security and business applications.
     The address of our principal executive offices is 26601 West Agoura Road, Calabasas, California 91302, and our telephone number is (818) 871-1800.
     Additional information about Ixia is available from the documents described in Section 17 (ADDITIONAL INFORMATION) of this offer to exchange. The financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 are incorporated herein by reference. Copies of these reports are available from us upon request and at our website at www.ixiacom.com. They are also available to the public on the website of the Securities and Exchange Commission at www.sec.gov.
SELECTED FINANCIAL DATA
     We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, both of which are incorporated herein by reference. The selected consolidated statements of income data for the fiscal years ended December 31, 2007 and 2006 and the selected consolidated balance sheet data as of December 31, 2007 and 2006 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2007. The selected consolidated statements of income data for the three months ended March 31, 2008 and 2007 and the selected consolidated balance sheet data as of March 31, 2008 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2008. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended December 31,		Three Months Ended March 31,
	2007	2006	2008	2007
			(Unaudited)
Consolidated Statement of Income Data (in thousands, except per share data):
Revenues:
Products	$148,226	$155,388	$34,934	$34,715
Services	25,895	24,744	6,717	5,988

Total revenues	174,121	180,132	41,651	40,703

Costs and operating expenses: (1)
Cost of revenues — products	32,724	29,437	8,182	7,855
Cost of revenues — amortization of purchased technology	5,196	4,705	1,220	1,329
Cost of revenues — services	3,870	2,681	1,054	1,144
Research and development	47,407	43,450	11,986	11,668
Sales and marketing	57,420	59,020	14,702	14,843
General and administrative	24,927	23,800	7,004	6,484
Amortization of intangible assets	1,912	1,745	261	531
Impairment of purchased technology and intangible assets(2)	3,263	—	—	—

Total costs and operating expenses	176,719	164,838	44,409	43,854

Income (loss) from operations	(2,598)	15,294	(2,758)	(3,151)
Interest and other income, net	11,723	9,409	2,777	2,699

Income (loss) before income taxes	9,125	24,703	19	(452)
Income tax expense (benefit)	2,119	11,222	(87)	307

Net income (loss)	$7,006	$13,481	$106	$(759)

Earnings (loss) per share:
Basic	$0.10	$0.20	$0.00	$(0.01)
Diluted	$0.10	$0.20	$0.00	$(0.01)

Weighted average number of common and common equivalent shares outstanding:
Basic	67,936	67,005	67,948	67,414
Diluted	69,386	68,792	68,922	67,414

(1)	Stock-based compensation included in:

Cost of revenues — products	$519	$590	$157	$142
Cost of revenues — services	197	224	60	54
Research and development	5,243	6,481	1,109	1,421
Sales and marketing	4,416	7,838	914	1,710
General and administrative	2,659	2,890	696	515

(2)	Our results for the year ended December 31, 2007 include a pre-tax impairment charge of $3.3 million, which consists of the impairment of purchased technology of $1.5 million and the impairment of certain intangible assets of $1.8 million related to the acquisition of Communication Machinery Corporation in July 2005 and to the acquisition of the mobile video test product line from Dilithium Networks in January 2006.

	Dec. 31, 2007	Dec. 31, 2006	March 31, 2008
			(unaudited)
Consolidated Balance Sheet Data (in thousands):
Cash and cash equivalents	$188,892	$64,644	$186,920
Short-term investments in marketable securities	4,999	152,703	7,993
Working capital	206,059	235,168	207,221
Long-term investments in marketable securities	54,609	4,354	49,538
Total assets	369,440	349,059	363,404
Total shareholders’ equity	316,500	300,789	311,446
The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Dec. 31, 2007	Dec. 31, 2006	March 31, 2008
Ratio of earnings to fixed charges	6.23	18.42	1.04
     The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases. We present interest expense related to uncertain tax positions as income tax expense, as permitted by FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes.” Accordingly, such interest is excluded from fixed charges. For the three months ended March 31, 2007, the ratio was less than 1.0 and deficient by $452,000.
     Our book value per common share as of March 31, 2008 was $4.63.
We currently plan to announce our results of operations for the second quarter of 2008 on or about July 24, 2008. We encourage you to consider that announcement in making your decision whether to participate in the option exchange program.
FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION
     In addition to the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 5, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission on May 9, 2008, you should carefully consider the risks and uncertainties described below and the other information in this offer to exchange before deciding whether to participate in the option exchange program. Copies of these reports are available from us upon request or at our website at www.ixiacom.com. They are also available to the public on the website of the Securities and Exchange Commission at www.sec.gov.
     THE VALUE OF OUR COMMON STOCK FLUCTUATES SIGNIFICANTLY, WHICH COULD RESULT IN AN EXERCISE PRICE FOR YOUR NEW OPTIONS THAT IS THE SAME AS OR GREATER THAN YOUR OLD OPTIONS. The market price of our Common Stock has been highly volatile, has been or could be affected by factors such as the announcement of new products or product enhancements by us or our competitors, technological innovation by us or our competitors, quarterly variations in our or our competitors’ results of operations and announcements of expected future results, changes in prices of our or our competitors’ products and services, changes in revenue and revenue growth rates for us as a whole or for specific geographic areas, business units, products or product categories, changes in the level of demand for our products and general market conditions or market conditions specific to particular industries. As a result, the exercise price of the new options received under the option exchange program may be greater than the exercise price of your old options.
     IF YOU ARE NOT ACTIVELY EMPLOYED BY IXIA OR ONE OF ITS SUBSIDIARIES ON THE NEW GRANT DATE, YOU WILL NOT RECEIVE A NEW OPTION. In order to receive new options in exchange for your old options, you must be actively employed by Ixia or one of its subsidiaries on the new grant date. If you elect to participate in the option exchange program and are no longer actively employed by Ixia or one of its subsidiaries on the new grant date, you will not receive new options. In such event, your tender will automatically be deemed withdrawn and you will not participate in the option exchange program. You will retain your old options in accordance with their current terms and conditions, and you may exercise them during a limited period of time following your termination of employment in accordance with their terms to the extent that they are vested.
     IF IXIA IS ACQUIRED BY OR MERGES WITH ANOTHER COMPANY, YOUR OLD OPTIONS MIGHT BE WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR THEM.
     If we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange, and your options will be treated in accordance with the 1997 Plan and your option agreement. Further, if Ixia is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new options in exchange for them. If Ixia is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the exercise price or number of shares that will be subject to the new options.
     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Common Stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our Common Stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their old options.
     Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the new grant date means that the tender of your old options will not be accepted, you will keep your old options in accordance with their original terms, and you will not receive any new options.

     If we are acquired after your old options have been accepted, cancelled and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement and the terms of the 2008 Plan and your new stock option agreement.
     TAX TREATMENT OF NEW OPTIONS. Options granted under the option exchange program will be nonstatutory stock options, regardless of whether the old options tendered for exchange are incentive stock options or nonstatutory stock options. If you are a citizen or resident of the United States, no taxable income is recognized by an optionee upon the grant of a nonstatutory stock option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.
     If you are a tax resident of a country other than the United States, the tax consequences of participating in this option exchange program may be different for you. Please be sure to read Section 14 of this offer to exchange and Appendix A which discuss the potential tax consequences in the foreign country in which you are subject to tax.
10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.
     The names and ages of the members of the Board of Directors and executive officers of Ixia and their positions and offices as of June 1, 2008 are set forth below:

		POSITION(S) WITH	DIRECTOR
NAME	AGE	THE COMPANY	SINCE
Atul Bhatnagar	51	Director, President and Chief Executive Officer	2007

Errol Ginsberg	52	Chairman of the Board and Chief Innovation Officer	1997

Jonathan Fram	51	Director	2005

Gail Hamilton	58	Director	2005

Jon F. Rager	68	Director	1997

Thomas B. Miller	52	Chief Financial Officer

Victor Alston	36	Senior Vice President, Product Development

Ronald W. Buckly	57	Senior Vice President, Corporate Affairs and General Counsel

Alan Grahame	55	Senior Vice President, Worldwide Sales

Walker H. Colston, II	48	Vice President, Engineering Operations

Raymond de Graaf	41	Vice President, Operations
     The address of each member of our Board of Directors and each executive officer is c/o Ixia, 26601 West Agoura Road, Calabasas, California 91302.

     None of the Company’s directors or executive officers is eligible to participate in the option exchange program. The following table sets forth information with respect to the beneficial ownership of our Common Stock by our directors and executive officers as of June 1, 2008:

		SHARES		PERCENT
	POSITION(S) WITH	BENEFICIALLY		OF
NAME	THE COMPANY	OWNED		CLASS
Atul Bhatnagar	Director, President and Chief Executive Officer	5,625		*

Errol Ginsberg	Chairman of the Board and Chief Innovation Officer	5,009,076	(1)	7.69%

Jonathan Fram	Director	48,166	(2)	*

Gail Hamilton	Director	48,166	(3)	*

Jon F. Rager	Director	484,000	(4)	*

Thomas B. Miller	Chief Financial Officer	363,626	(5)	*

Victor Alston	Senior Vice President, Product Development	91,790	(6)	*

Ronald W. Buckly	Senior Vice President, Corporate Affairs and General Counsel	692,746	(7)	1.07%

Alan Grahame	Senior Vice President, Worldwide Sales	-0-		—

Walker H. Colston, II	Vice President, Engineering Operations	87,707	(8)	*

Raymond de Graaf	Vice President, Operations	-0-		—

Executive officers and directors as a group (11 persons)		6,830,902	(9)	10.37%

*	Less than one percent.

(1)	Includes 4,708,451 shares held by the Errol Ginsberg and Annette R. Michelson Family Trust, of which Mr. Ginsberg and Annette R. Michelson are trustees and as to which shares they share voting and investment power. Ms. Michelson is the wife of Mr. Ginsberg. Also includes 290,625 shares subject to options held by Mr. Ginsberg which are exercisable or become exercisable within 60 days after June 1, 2008.

(2)	Includes 44,166 shares subject to options held by Mr. Fram which are exercisable or become exercisable within 60 days after June 1, 2008.

(3)	Includes 44,166 shares subject to options held by Ms. Hamilton which are exercisable or become exercisable within 60 days after June 1, 2008.

(4)	Includes 444,000 shares held by the Rager Family Trust, of which Mr. Rager and his wife are trustees and as to which shares they share voting and investment power. Also includes 40,000 shares subject to options held by Mr. Rager which are exercisable or become exercisable within 60 days after June 1, 2008.

(5)	Includes 351,581 shares subject to options held by Mr. Miller which are exercisable or become exercisable within 60 days after June 1, 2008.

(6)	Includes 75,635 shares subject to options held by Mr. Alston which are exercisable or become exercisable within 60 days after June 1, 2008.

(7)	Includes 25,600 shares held in trust for Mr. Buckly’s minor children. Also includes 67,500 shares subject to options held by Mr. Buckly which are exercisable or become exercisable within 60 days after June 1, 2008.

(8)	Includes 65,825 shares subject to options held by Mr. Colston which are exercisable or become exercisable within 60 days after June 1, 2008.

(9)	Includes 979,498 shares subject to options held by current executive officers and directors as a group, which are exercisable or become exercisable within 60 days after June 1, 2008.
     As of June 1, 2008, our executive officers and directors as a group beneficially owned outstanding options under our various stock plans to purchase a total of 2,215,436 shares of our Common Stock. That number represented approximately 22.98% of the shares subject to all options outstanding under our various stock plans as of that date.

     Other than as described below and other than transactions in our securities in the ordinary course under our stock incentive plans with persons who are neither executive officers nor directors of Ixia, neither Ixia or its subsidiaries nor, to the best of our knowledge, our executive officers, directors or affiliates have effected transactions in options to purchase our Common Stock or in shares of our Common Stock during the 60 days prior to July 1, 2008 except as follows:
•	Directors who are not Ixia employees are ineligible to participate in our equity incentive plans for employees. Under our Amended and Restated Non-Employee Director Equity Incentive Plan (the “Director Plan”), commencing in 2007, each non-employee director re-elected at an annual meeting of our shareholders automatically receives restricted stock units (“RSUs”) covering 4,000 shares of Ixia Common Stock. The RSUs vest in four equal quarterly installments. Directors who are elected or appointed to our Board for the first time receive 14,000 RSUs if they are elected or appointed on the date of an annual meeting of shareholders. If a director joins our Board on any date other than the date of an annual meeting, he or she receives a number of RSUs equal to 10,000 plus a pro rata portion of 4,000 based on the number of months that have elapsed since our most recent annual meeting of shareholders. The RSUs awarded to new directors vest in eight equal quarterly installments over two years. In accordance with the terms of the Director Plan, upon their re-election to the Board at our May 28, 2008 Annual Meeting of Shareholders, Messrs. Fram and Rager and Ms. Hamilton each automatically received 4,000 RSUs on such date. The RSUs vest in four equal quarterly installments commencing on August 15, 2008.

•	On May 29, 2008, Mr. Miller acquired upon the exercise of options (i) 5,000 shares of Common Stock at a price of $0.3667 per share and (ii) 1,000 shares of Common Stock at a price of $4.10 per share. On May 29, 2008, Mr. Miller sold the shares in a series of sales on the open market. On May 30, 2008, Mr. Miller acquired upon the exercise of options 4,000 shares of Common Stock at a price of $0.3667 per share and then sold the shares in a series of sales on the open market. All sales were effected on the Nasdaq Global Select Market.

•	On May 28, 2008, Mr. Ginsberg was granted employee stock options to purchase 100,000 shares of Common Stock at an exercise price of $7.99 per share. The options vest and become exercisable cumulatively in 16 equal quarterly installments commencing on June 30, 2008. The options expire on May 28, 2015.

•	On or about May 15, 2008, Mr. Alston acquired 782 shares of Common Stock upon the vesting of RSUs granted to him on June 1, 2006, and on May 19, 2008, he sold 287 of those shares in a sale on the open market to pay applicable withholding taxes. On or about May 15, 2008, Mr. Alston acquired 1,875 shares of Common Stock upon the vesting of RSUs granted to him on April 5, 2007, and on May 19, 2008, he sold 683 of those shares in a sale on the open market to pay applicable withholding taxes. On or about May 15, 2008, Mr. Alston acquired 1,125 shares of Common Stock upon the vesting of RSUs granted to him on July 25, 2007, and on May 19, 2008, he sold 411 of those shares in a sale on the open market to pay applicable withholding taxes. All sales were effected on the Nasdaq Global Select Market.

•	On or about May 15, 2008, Mr. Colston acquired 1,875 shares of Common Stock upon the vesting of RSUs granted to him on April 5, 2007, and on May 16, 2008, he sold 677 of those shares in a sale on the open market to pay applicable withholding taxes. On or about May 15, 2008, Mr. Colston acquired 938 shares of Common Stock upon the vesting of RSUs granted to him on July 25, 2007, and on May 16, 2008, he sold 340 of those shares in a sale on the open market to pay applicable withholding taxes. All sales were effected on the Nasdaq Global Select Market.

•	On May 15, 2008, Mr. Rager gifted 1,000 shares of Common Stock to Jon F. Rager and Nan M. Rager as Trustees of the Rager Family Trust dated June 7, 1979.

•	On May 9, 2008, Mr. Colston acquired upon the exercise of options 2,124 shares of Common Stock at a price of $7.08 per share. On May 9, 2008, Mr. Colston sold the shares in a sale on the open market. The sale was effected on the Nasdaq Global Select Market.
11.	STATUS OF OPTIONS ACQUIRED BY US IN THE OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE OPTION EXCHANGE PROGRAM.
     Old options that we acquire through the offer will be cancelled and the shares of Common Stock subject to the old options will be returned to the status of authorized but unreserved shares.
     On January 1, 2006, we adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). Under SFAS 123R we expect to recognize the incremental compensation cost of the new options granted in the option exchange program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new option granted to employees in exchange for surrendered old options, measured immediately before such new awards are granted, over the fair value of the original stock option grant surrendered in exchange for such awards, measured immediately before the exchange. The incremental and remaining compensation expense associated with the option exchange program will be recognized over the service period of such awards. If any portion of the new option granted is forfeited prior to the completion of the service condition due to termination of employment, the compensation cost for the forfeited portion of the new option will not be recognized.
12.	LEGAL MATTERS; REGULATORY APPROVALS.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of old options and issuance of new options as contemplated by the option exchange program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of old options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the option exchange program to accept old options elected for exchange is subject to conditions, including the conditions described in Section 6 (CONDITIONS OF THE OPTION EXCHANGE PROGRAM).
13.	MATERIAL U.S. TAX CONSEQUENCES.
     The following is a general summary of the material U.S. tax consequences of the exchange of old options under the option exchange program for those employees subject to U.S. federal income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.
     This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this offer to exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change, and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. If you exchange your old options for new options, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange. With regard to the new options, the tax aspects of the options will be the same as for any other option grant. If you do not participate in the option exchange program, we do not believe that any of the terms of your eligible stock options will change. However, it is possible that the Internal Revenue Service could decide that your right to exchange your incentive stock options under the offer to exchange is a “modification” of your incentive stock options, even though you will not have exchanged the options. A successful assertion by the IRS that an option is modified could extend the option’s holding period to qualify for favorable tax treatment and cause all or a portion of the incentive stock option to be treated as a nonqualified stock option.
     New options granted under the option exchange program will be nonstatutory stock options in that they will not satisfy the requirements of Section 422 of the Internal Revenue Code to be considered incentive stock options. The federal income tax treatment for nonstatutory stock options is as follows:
•	An optionee will not recognize any income at the time he or she is granted nonstatutory stock options, assuming that the options are not actively traded on an established market and the fair market value of the options cannot be measured with reasonably accuracy at the time of grant. However, upon exercise of a nonstatutory stock option, the optionee will generally recognize ordinary income for federal income tax purposes measured by the excess of the then fair market value of the shares over the exercise price of the option. The income realized by the optionee will be treated as compensation income subject to income and employment tax withholding by Ixia generally payable from the other compensation paid to the optionee or from the proceeds of sales of all or a portion of the stock issued upon exercise of the option. If those earnings are insufficient to pay the required withholding tax, the optionee will be required to make a direct payment to Ixia to cover the withholding tax liability.

•	In general, there are no federal tax consequences to Ixia upon the grant or termination of a nonstatutory stock option or the sale or disposition of the shares acquired upon exercise of a nonstatutory stock option. However, upon the exercise of a nonstatutory stock option, Ixia will generally be entitled to a deduction to the extent and in the year that ordinary income from the exercise of the option is recognized by the optionee, provided that Ixia has satisfied its withholding and reporting obligations under the Code and Income Tax Regulations relating to the reporting of the transaction to the Internal Revenue Service and the optionee.
     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OPTION EXCHANGE PROGRAM IN YOUR PARTICULAR CIRCUMSTANCES.
14.	MATERIAL INCOME TAX CONSEQUENCES AND CERTAIN OTHER CONSIDERATIONS FOR EMPLOYEES WHO RESIDE OUTSIDE THE UNITED STATES.
     Set forth in Appendix A (“Guide to International Issues”) are summaries of the material tax consequences of the exchange of options under the option exchange program for those employees subject to tax in the following foreign jurisdictions: Canada, China, France, Germany, India, Japan, Romania, Singapore and the United Kingdom. The summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally change on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in the summary may not be applicable to you. The summary may also include other country specific requirements that may affect your participation in the option exchange program. Please also note that due to timing, cost and related considerations arising out of securities restrictions in Romania, employees in Romania who only hold stock options under the 1997 Plan with an exercise price less than $10.16 per share are not eligible to participate in the option exchange program.
     If you are subject to the tax laws in more than one country, you should be aware that there may be other tax and social insurance consequences in more than one country that may apply to you.
     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR OTHER LEGAL ADVISOR TO DISCUSS THE TAX, SOCIAL INSURANCE AND OTHER CONSEQUENCES OF PARTICIPATING IN THE OPTION EXCHANGE PROGRAM IN YOUR PARTICULAR CIRCUMSTANCES.

15.	EXTENSION OF THE OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.
     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 (CONDITIONS OF THE OPTION EXCHANGE PROGRAM) has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any old options by giving oral, written or electronic notice of such extension to the option holders.
     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the option exchange program and to postpone our acceptance and cancellation of any old options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the old options elected for exchange promptly after termination or withdrawal of the option exchange program. If this offer is terminated or withdrawn, any old options tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any termination or withdrawal of this offer will be treated as if no offer to exchange was ever made.
     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the option exchange program in any respect or to terminate it altogether.
     Amendments to the option exchange program may be made at any time and from time to time. In the case of an extension of the election period, the amendment must be issued no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the option exchange program will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the option exchange program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.
     If we materially change the terms of the option exchange program or the information concerning the option exchange program, or if we waive a material condition of the option exchange program, we will extend the expiration date. Except for a change in the ratio by which old options are exchanged for new options under the option exchange program, the amount of time by which we will extend the expiration date following a material change in the terms of the option exchange program or information concerning the option exchange program will depend on the facts and circumstances, including the relative materiality of such terms or information. If any term of this offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendment in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend this offer’s period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change. We will promptly notify you of such action, and we will extend the deadline to participate in the option exchange program for a period of no fewer than ten business days after the date of such notice if we increase or decrease:

•	the amount of consideration offered for the exchanged old options;

•	the number of old options eligible to be elected for exchange in the option exchange program, except that in the case of an increase, it must be by an amount that exceeds two percent of the shares of Common Stock issuable upon exercise of the old options that are subject to the option exchange program immediately prior to the increase; or

•	the period in which you may participate in the option exchange program, provided that the date on which your right to participate is scheduled to expire will not be changed to a date earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given as specified in this Section 15.
     As a reminder, if a particular option expires after commencement, but before cancellation under the option exchange program, that particular option is not eligible for exchange. Therefore, if we extend this offer for any reason and if a particular option that was tendered before the originally scheduled expiration of this offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.
     For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.
16.	FEES AND EXPENSES.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options under the option exchange program.
17.	ADDITIONAL INFORMATION.
     With respect to the offer, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this offer to exchange, any online information and any paper materials provided upon request, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your old options in the option exchange program.
     We are subject to the informational filing requirements of the Securities Exchange Act and in accordance with that act are obligated to file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. We recommend that you review the following materials, which we have filed with, or furnished to, the Securities and Exchange Commission, before making a decision on whether to participate in the option exchange program:
•	our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 5, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Securities and Exchange Commission on May 9, 2008;

•	the definitive proxy statement relating to our 2008 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on April 28, 2008;

•	our Current Reports on Form 8-K filed with, or furnished to, the Securities and Exchange Commission on March 3, 2008, March 12, 2008, April 17, 2008 and June 3, 2008, as applicable;

•	the description of our Common Stock included in our Registration Statement on Form 8-A which was filed with the Securities and Exchange Commission on September 13, 2000, including any amendments or reports we file for the purpose of updating that description; and

•	all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this offer to exchange and before the termination of this offering.
     The Securities and Exchange Commission file number for all of these filings is 000-31523. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission located in its offices at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of all or any part of these documents from that office upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the website of the Securities and Exchange Commission at www.sec.gov or on our website under the “Investor Relations” tab at www.ixiacom.com.
     We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents). Requests should be directed to:
Ixia Stock Plan Administrator
26601 West Agoura Road
Calabasas, California 91302
Attn: Karolyn Flesher
     You may also make a request by telephone to our stock plan administrator at (818) 444-3179 between the hours of 9:00 a.m., and 5:00 p.m., Pacific Time, Monday through Friday, except federal holidays. You may also access various documents relating to the option exchange program at our internal website at http://sharepoint/Finance/default.aspx.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.
     The information contained in this offer to exchange about Ixia should be read together with the information contained in the documents to which we have referred you.
18.	FORWARD-LOOKING STATEMENTS.
     Certain statements that we may make from time to time, including statements contained in this offer to exchange and information incorporated by reference into this offer to exchange, constitute “forward-looking statements.” Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words used in connection with, among other things, discussions of our financial performance, growth strategy, product development or new product launches, market position, sales efforts, intellectual property matters or acquisitions and divestitures. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements. As a result, you are cautioned not to place undue reliance on any of our forward-looking statements.

IXIA	July 8, 2008

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
CANADA
The following is a general summary of the material tax consequences of accepting the offer for those employees subject to tax in Canada. This summary is based on the laws in effect in Canada as of June 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.
TAX INFORMATION*
Option Exchange
The tax treatment as a result of the exchange of an old option for a new option is uncertain. It is possible that the Canada Revenue Agency (the “CRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of options; or (iii) two separate transactions (i.e., a tender of old options for cancellation, followed by a grant of new options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. We believe that the tax authorities will likely view the transaction as described in (iii), but no definitive guidance has been issued in this regard. For the purposes of this summary, however, we assume that the transactions will be treated as described above in (iii).
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise the new options on the difference (or “spread”) between the fair market value

*	Please note that this summary only addresses Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the offer under provincial tax laws.

of the shares on the date of exercise and the exercise price. Only one-half of the spread is subject to tax; that is, you can permanently exclude one-half of the spread from the taxable amount. You will be subject to tax on the remaining one-half of the spread at your applicable marginal income tax rate.
In addition, you may defer taxation of the taxable portion of the spread arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise of the new options.
You can defer the tax on the spread at exercise only on the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.
Regardless of whether the deferral applies, you will be subject to pension plan contributions on the taxable amount at exercise (i.e., one-half of the spread) to the extent that you have not already exceeded your annual contribution ceiling.
Sale of Shares
When you sell the shares acquired at exercise, you will be subject to capital gains tax. The taxable amount of capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees). In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.
If you own other shares of Ixia, which you have acquired upon exercise of other options or outside of the 2008 Plan, your adjusted cost basis may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost basis. You are strongly advised to seek advice from a tax professional in any of these situations.
One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.
Withholding and Reporting
Your employer will report the spread recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit to the CRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your new options.

Your employer will also withhold income tax on the taxable amount at the time of exercise. You must notify your employer immediately upon exercise of your intention to defer any tax due at exercise (as described above), so that your employer does not withhold income tax on that amount. In addition, for every year you have a balance of deferred stock option income outstanding, you must file a Form T1212 with the CRA, together with your annual tax return.
Your employer will also withhold pension plan contributions on the taxable amount at exercise to the extent you have not already exceeded the applicable contribution ceiling. The taxable amount at exercise for purposes of pension plan contributions is the difference between the fair market value of the shares on the date of exercise and the exercise price less the one-half exempt amount.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
CHINA
The following is a general summary of the material tax consequences of accepting the offer for those employees subject to tax in China. This summary is based on the laws in effect in China as of June 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in China apply to your specific situation.
TAX INFORMATION
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new options.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
When you exercise the new options, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. In addition, you may be subject to social insurance contributions on the spread.
Sale of Shares
When you subsequently sell the shares acquired at exercise of the new options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares at exercise.
Withholding and Reporting
Your employer is required to withhold and report income tax on the spread when you exercise the new options. Your employer may also be required to withhold social insurance contributions when you exercise the new options, although this result is not certain. You will be responsible for paying any difference between the actual tax liability and the amount withheld.
EXCHANGE CONTROL INFORMATION
Exchange control restrictions may limit your ability to access and/or convert funds received upon exercise of the new options and/or the sale of shares, particularly if these amounts exceed US$50,000. You should confirm the procedures and requirements for withdrawals and conversions of foreign currency with your local bank prior to the exercise of the new options and/or the sale of shares.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
FRANCE
The following is a general summary of the material tax consequences of accepting the offer for those employees subject to tax in France. This summary is based on the law in effect in France as of June 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in France apply to your specific situation.
TAX INFORMATION
Option Exchange
You likely will not be subject to tax as a result of the exchange of old options for new options.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
When you exercise your options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be characterized as salary income and taxed at your progressive rate. Social insurance contributions will also be due on the spread at exercise.
Wealth Tax
Shares acquired under the 2008 Plan may need to be included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including your household’s) exceeds a certain amount (€770,000 for 2008), as valued on January 1. You should consult your personal tax advisor to determine if the shares need to be included in your personal estate for purposes of calculating your wealth tax.

Sale of Shares
If you acquire shares upon exercise of your options, you will not be subject to capital gains tax when you subsequently sell the shares if your total proceeds from the sale of securities (including your household’s) during a calendar year do not exceed €25,000 (2008). If your total proceeds (including your household’s) from the sale of securities during a calendar year exceed €25,000, you must pay capital gains tax on the entire capital gain realized. The capital gain is equal to the difference between the sales price of the shares and the fair market value of the shares on the date of exercise.
If the sale proceeds are less than the fair market value of the shares at the time of exercise, you will realize a capital loss. Such capital loss can be offset against capital gains realized from the sale of securities during the year in which you sold the shares and/or during the ten following years. Capital loss cannot be offset against other types of income (such as salary).
Withholding and Reporting
Your employer is not required to withhold income tax when you exercise the new options. However, because the spread at exercise will be considered salary income, your employer is required to report the spread on its annual declaration of salaries (which is filed with the tax and labor authorities) and on your monthly pay slip. In addition, your employer will withhold and pay all applicable social insurance contributions at the time you exercise your new options. You are responsible for reporting on your personal income tax return and paying any and all income tax due as a result of your participation in the 2008 Plan.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
GERMANY
The following is a general summary of the material tax consequences of accepting the offer for those employees subject to tax in Germany. This summary is based on the law in effect in Germany as of June 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Germany apply to your specific situation.
TAX INFORMATION
Option Exchange
You likely will not be subject to tax as a result of the exchange of old options for new options.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
When you exercise the new options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). You will be taxed on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price. You will also be subject to church tax and a solidarity surcharge on your income tax liability.
Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct from the spread per calendar year the lesser of (1) €135 and (2) 50% of the value of the shares acquired at exercise because this income results from the purchase of stock in your employer’s parent company. You should consult your personal tax advisor to determine if this deduction applies to your specific situation.
Sale of Shares
When you sell any shares acquired at exercise of the new options, you will not be subject to capital gains tax provided: (1) you hold the shares for more than 12 months; (2) you do not own 1% or more of Ixia’s stated capital (and have not owned 1% or more at any time in the last five years); and (3) the shares are not held as business assets.
If you are subject to capital gains tax, the taxable amount will be one-half of the gain (i.e., the sale price less the fair market value of the shares at exercise) less one-half of any sales-related expenses. Furthermore, you will be subject to tax only if your total capital gain exceeds €511 (or €599 as of January 1, 2009) in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €511 or €599, as applicable).
Please note that, for shares acquired on or after January 1, 2009, capital gains will be subject to a flat tax rate of 25% (plus a 5.5% solidarity surcharge), provided you do not own 1% or more of Ixia’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets.
Withholding and Reporting
Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new options. You are responsible for including any benefits realized under the 2008 Plan in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
INDIA
The following is a general summary of the material tax consequences of accepting the offer for those employees subject to tax in India. This summary is based on the law in effect in India as of June 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in India apply to your specific situation.
TAX INFORMATION
Option Exchange
You likely will not be subject to tax as a result of the exchange of old options for new options.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
Under the Finance Act of 2007 (the “Finance Act”), when you exercise the new options, your employer will be subject to Fringe Benefit Tax (“FBT”) on the difference between the exercise price and the fair market value of the shares as determined by a Category 1 Merchant Banker at vesting because stock options and other equity awards are now characterized as fringe benefits. As permitted by the Finance Act, your employer has chosen to recover the liability for the FBT from you, and you will be liable to pay your employer the amount of FBT based on the difference between the exercise price and the fair market value of the shares as determined by a Category 1 Merchant Banker at vesting when you exercise the new options.
Because of the way the FBT is calculated, no FBT will be due if the fair market value of the shares at vesting is less than the exercise price of the new options. On the other hand, if the fair market value of the shares at vesting is greater than the exercise price of the new options and the fair market value of the shares decreases between vesting and exercise such that it is below the exercise price, you will be liable for FBT on an amount greater than the benefit you will receive at exercise.

Note, however, that the amount of FBT payable by you will be calculated using the lower of (i) your marginal income tax rate and (ii) the general FBT rate (i.e., 33.99%).
You will not be subject to provident fund contributions or other social insurance contributions when you exercise the new options.
Sale of Shares
When you sell the shares acquired at exercise of the new options, you will be subject to capital gains tax. The taxable amount will be the difference between the sale price and the fair market value* of the shares at vesting. If you hold the shares for more than 12 months after exercise, you will be taxed at the more favorable long-term capital gains tax rate of 22.66% (including surcharge and education cess). If you hold the shares for 12 months or less after exercise, you will be taxed at the short-term capital gains tax rate (which is the same as your progressive income tax rate).
Withholding and Reporting
Your employer will withhold and report FBT when you exercise the new options. You are responsible for reporting and paying any tax resulting from the sale of your shares.
EXCHANGE CONTROL INFORMATION
To the extent required by law, you must repatriate to India the proceeds of any shares sold and convert the proceeds to local currency within a reasonable period of time (but not later than 90 days after the sale). If required by law, you must also obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where you deposited the foreign currency and you must deliver a copy of the FIRC to your employer.
Since exchange control regulations can change frequently and without notice, you should consult your personal legal advisor before selling your shares to ensure compliance with current regulations. It is your responsibility to comply with exchange control laws in India, and neither Ixia nor your employer will be liable for any fines or penalties resulting from your failure to comply with applicable local laws.

*	For FBT purposes, the fair market value of the shares may be determined differently than it is determined under the terms of the 2008 Plan. Ixia will have to obtain a valuation from a Category 1 Merchant Banker for the shares and provide you with a copy thereof, in accordance with the terms of the Finance Act.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
JAPAN
The following is a general summary of the material tax consequences of accepting the offer for those employees subject to tax in Japan. This summary is based on the law in effect in Japan as of June 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Japan apply to your specific situation.
TAX INFORMATION
Option Exchange
You may be subject to income tax as a result of the exchange of an old option for a new option, although this result is not certain. Please consult your personal tax advisor regarding whether you will be subject to income tax as a result of the option exchange.
Grant of New Options
You likely will not be subject to tax when the new options are granted to you.
Exercise of New Options
When you exercise the new options, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread likely will be characterized as remuneration income and will be taxed at your marginal tax rate. You likely will not be subject to social insurance contributions on the spread when you exercise the new options.
Sale of Shares
When you subsequently sell the shares acquired at exercise of the new options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares at exercise. You may be eligible for a reduced tax rate depending on the circumstances of the sale. Please consult your personal tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting
Your employer likely will not be required to withhold or report income tax when you exercise your new options. You are responsible for filing a personal tax return and reporting and paying any taxes resulting from this offer, the grant and exercise of the new options, and the sale of shares.
Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of United States companies may earn substantial income as a result of their participation in an equity incentive plan and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.
EXCHANGE CONTROL INFORMATION
If you acquire shares valued at more than ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares. In addition, if you pay more than ¥30,000,000 in a single transaction for the purchase of shares when you exercise the new options, you must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made.
A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount you pay in one transaction for exercising the new options exceeds ¥100,000,000, then you must file both a Payment Report and a Securities Acquisition Report.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
ROMANIA
The following is a general summary of the material tax consequences of accepting the offer for those employees subject to tax in Romania. This summary is based on the law in effect in Romania as of June 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Romania apply to your specific situation.
TAX INFORMATION
Option Exchange
You likely will not be subject to tax as a result of the exchange of old options for new options.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
You will not be subject to tax when you exercise your options.
Sale of Shares
You will be subject to capital gains tax when you subsequently sell the shares acquired upon exercise of the option. The taxable amount will be the difference between the sale price and the exercise price. The taxable amount may be decreased by any applicable fees / commissions levied in relation to the sale. A reduced tax rate may apply if the shares are held for a period exceeding 365 days.
You will not be subject to social security or unemployment taxes with respect to the income derived upon the sale of the shares.
Withholding and Reporting
Your employer does not have any withholding or reporting obligations in connection with the option. It is your responsibility to report to the Romanian tax authorities and pay the relevant tax on the gains resulting from the sale of shares. Such reporting must be completed by May 15 of the year following the year in which the shares are sold.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
SINGAPORE
The following is a general summary of the material tax consequences of accepting the offer for those employees subject to tax in Singapore. This summary is based on the law in effect in Singapore as of June 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Singapore apply to your specific situation.
TAX INFORMATION
Option Exchange
You may be subject to tax as a result of the exchange of the old options for the new options because the Inland Revenue Authority of Singapore (“IRAS”) may view the tender as a taxable “release” of an existing right. In practice, however, the IRAS is likely to disregard the “release” of the old options and simply to tax the new options at exercise.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
Assuming you are not taxed at the time of the option exchange, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price.
However, if (1) you cease employment with your current employer, and (2) you are neither a Singapore citizen nor a Singapore permanent resident, or you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, you will be taxed on a “deemed exercise” basis. In this case, you will be deemed to have exercised any outstanding and unexercised new options as of the date you cease employment and the deemed spread will be the difference between (a) the fair market value of the shares at the later of one month before the date you cease employment or the new option grant date, and (b) the exercise price. If you later exercise the new options and the actual spread is lower than the deemed spread, you may apply to the IRAS for a refund of the difference within six years of assessment after the “deemed exercise” rule is applied.
You may be eligible for a tax exemption or deferral pursuant to a special scheme for equity income. Please consult your personal tax advisor to determine whether any special scheme applies to your situation and whether your new option may qualify for favorable tax treatment under such a scheme.
You likely will not be subject to mandatory Central Provident Fund contributions when you exercise the new options.
Sale of Shares
When you sell the shares acquired at exercise of the new options, you will not be subject to tax unless you are in the business of buying and selling securities.
Withholding and Reporting
Generally, your employer is not required to withhold income tax when you exercise your new options. However, your employer will prepare a Form IR8A each year, including any taxable benefit that you have derived pursuant to this exchange or the exercise of the new options. Your employer will provide the Form IR8A to you. You will be responsible for submitting your own tax return to the IRAS and paying any applicable tax. Generally, your tax return must be filed by April 15 of the year following the year the income was received.
Please note that special rules may apply to you if you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, and you are about to cease your employment. Your employer is required to notify the IRAS on Form IR21 of your expected cessation of employment or departure from Singapore at least one month before you cease employment. In this case, your employer will also withhold any income payable to you for 30 days after the filing of the Form IR21, or until tax clearance is given by the IRAS, whichever is earlier. Your employer will also report any income arising from the deemed exercise or your options on the Form IR21. Any income tax due from you will be deducted from the amount withheld, and the balance will be paid to you. If the amount your employer has withheld is insufficient, you must make arrangements to pay the remaining income tax due.
ADDITIONAL REPORTING REQUIREMENTS
If you are a director, associate director or shadow director of a Singapore affiliate of Ixia, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Ixia or any related companies. Please contact Ixia to obtain a copy of the notification form. You must also notify the Singapore affiliate when you sell shares of Ixia or any related company (including when you sell shares acquired under the option exchange program) or if you participate in the option exchange program. These notifications must be made within two days of acquiring or disposing of any interest in Ixia or any related company. In addition, a notification must be made of your interests in Ixia or any related company within two days of becoming a director.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
THE UNITED KINGDOM
The following is a general summary of the material tax consequences of accepting the offer for those employees subject to tax in the United Kingdom. This summary is based on the law in effect in the United Kingdom as of June 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, are considered a resident of more than one country for local law purposes, or are not treated as resident and ordinarily resident in the United Kingdom, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.
TAX INFORMATION
Option Exchange
You likely will not be subject to tax as a result of the exchange of old options for new options.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
When you exercise the new options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to employee national insurance contributions (“NICs”) on the spread when you exercise the new options. Your employer will calculate the income tax and NICs due on exercise of the new options and account for these amounts to HM Revenue and Customs (“HMRC”) on your behalf. If, for any reason, your employer is unable to withhold the income tax under the Pay As You Earn (“PAYE”) system or by another method permitted in your stock option agreement, you must reimburse your employer for the tax paid within 90 days of the date of exercise of the new options, otherwise you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to further income tax and NICs payable by you.
Sale of Shares
When you subsequently sell the shares acquired at exercise of the new options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Please note that, effective April 6, 2008, taper relief was abolished and any capital gain is subject to tax at a flat rate of 18%. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £9,600). Furthermore, if you acquire other shares in Ixia, you must take into account the share identification rules in calculating your capital gains liability.
Withholding and Reporting
Your employer is required to withhold income tax and employees’ NICs, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the new options, the exercise of the new options, other related income and any tax withheld. You are responsible for reporting the exercise of the new options and for reporting and paying any tax resulting from the sale of shares.